EXHIBIT 16.1

May 11, 2016

Securities and Exchange Commission

450 Fifth Street N.W.

Washington, DC 20549

We have received a copy of, and are in agreement with, the statements being made by Ember Therapeutics in Item 4.01 of its Form 8-K dated May 9, 2016, captioned “Changes in Registrant’s Certifying Accountant.”

/s/ EisnerAmper LLP
Iselin, New Jersey